Exhibit 10.26

Byron Myers (“Associate”)

Management Carve-Out Bonus Award

1.	Introduction. The Inogen CEO and the Board of Directors (the “Board”) has decided to grant a Management Carve-Out Incentive Bonus benefit to a select group of key associates whose contributions are important to Inogen’s (the “Company’s”) future success. The goal of this benefit (the “Management Carve Out Bonus Program” or “MCO”) is to motivate recipients with the opportunity to share in the increased wealth created as the long term objectives of the Company are achieved. You have been confidentially selected as one of the few associates to receive this new benefit because of the important contributions you have made and are expected to make to the achievement of such objectives going forward.

2.	Bonus Amount and Payment Conditions. If the 2 conditions listed below are satisfied, you will be paid at least the following percentage (your “MCO”) of the “MCO Pool” (explained below): 10%

a.	Change in Control Condition. The threshold trigger for payment of your MCO will be a “Change in Control” of the company. The term “Change in Control” (or “CIC”) shall have the same meaning as “Change in Control” in the Company’s current Stock Incentive Plan, namely:

“(i) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.”

b.

Employment Condition. Your MCO Award is conditioned on you still being employed by the Company at the time that the CIC occurs. If you are no longer employed by the Company at that time for any reason (i.e. because you quit or were terminated with or without cause, or otherwise ceased employment with the Company), you will not receive all or any part of the MCO. Neither your MCO nor this letter agreement gives you any right to continued employment with the Company. In addition, to receive your full MCO, you must have been a full time employee of the Company for 2 (two) years prior to the CIC. If your employment term falls short of 2 (two) years, then you shall receive a prorated portion of your MCO equal to the percent of the 2 (two) years that you have been employed. For example, if you were employed for 12 months prior to the CIC date, then you would receive half of the MCO percent set forth above. The remainder (i.e. in this example 50% of your MCO) would flow back into the bonus pool to be prorated amongst the other MCO participants, being allocated in proportion to their MCO payouts. Therefore, it is possible for you to receive more than your MCO percent of the Pool if you’ve been with the Company for 2 (two) years and some of the other MCO participants fall short of meeting the 2 (two) year target, or are no long employed by the Company at the time of the CIC.

3.	Bonus not guaranteed or accrued. Both of the above conditions coming together (CIC and your continued employment) are necessary to earn the MCO, and no portion of the MCO is earned, accrued or vested unless/until both of the conditions are satisfied at the same time. You will have no right to compensation or damages or any other sum or benefit in respect of your ceasing to be eligible for or not being awarded any benefit under the MCO or in respect of any loss or reduction of any rights or expectation under it. Participation in the MCO is permitted only on the basis that any such right as might otherwise arise is excluded and waived. Any income obtained in connection with the MCO is special and not guaranteed, and there is no commitment by the Company to offer such benefits in the future.

4.	Management Carve-Out Pool. The Management Carve-Out Pool (the “Pool” or “MCO Pool”) will be created upon the occurrence of a CIC, and will consist of the following amounts:

a.	In the event of a CIC, 1% of the fully diluted share value of the company (after any transaction fees have been paid; such amount being referred to as the “Equity Value”) will go into the MCO Pool ahead of any existing liquidation preferences to preferred shareholders. The “floor” or minimum of the MCO Pool will be [*].

b.	If the CIC results in a per share stock price valuation of [*]/share or more, then the following additions will be made to the MCO Pool:

i.	0.01% of the total equity value will be added to the initial funding of 1% for every 0.02$-increment by which the actual share value exceeds [*] (e.g. MCO = 1.01% of equity value if the share price is [*] or [*]; MCO = 1.02% of equity value if the share price is [*] and [*] etc.).

ii.	Funding of the MCO-pool is capped at max 2% of equity value.

c.	Changes in Capital Structure. The foregoing MCO Pool assumes 52,807,785 shares on a fully diluted basis. In the event that the number of fully diluted shares are hereafter increased or decreased by reason of a recapitalization, stock split, reverse

*	Confidential treatment has been requested with respect to this portion of the exhibit.

stock split, combination of shares, stock dividend, or other similar change, then appropriate adjustments shall be automatically made to the foregoing provisions in order to preserve, as nearly as practical, the benefits to MCO participants.

d.	MCO Pool Calculation & Timing of MCO Payment. The MCO Pool shall mean the aggregate net value of all cash, securities, notes, debentures, purchase options, consideration paid for and any other tangible net benefit to the Company, its shareholders or directed beneficiaries and other property and valuable consideration of every kind paid in connection with the CIC. The aggregate net value of such consideration shall be the aggregate net value thereof as determined jointly by the recipient of the largest share of the MCO Pool (“Recipient”) and the Company, or, if the parties cannot agree, then the value determined by an independent appraiser jointly selected by such parties. The MCO Pool shall be paid to the recipients in the same medium (i.e., cash or stock or other purchase consideration) and in the same ratio of such mediums, and in the same time periods as received by the Company.

5.	Confidentiality. For obvious HR and other reasons, we expect you to keep the MCO program generally, and your personal Target Bonus in particular, highly confidential. You are free to discuss it with your spouse and your legal/financial advisor, but sharing this information beyond this limited group will be grounds for discipline, including revocation of your MCO, as well as termination of your employment.

6.	Miscellaneous. The MCO and this letter agreement will be governed under California law. Any payments hereunder will be subject to withholding for taxes and the like-This agreement is dated as of July 1, 2012.

/s/ Raymond Huggenberger	/s/ Byron Myers
Raymond Huggenberger, CEO for Inogen	Byron Myers